UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

LIBBEY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
LIBBEY INC. PROXY STATEMENT
QUESTIONS AND ANSWERS
STOCK OWNERSHIP
LIBBEY CORPORATE GOVERNANCE
AUDIT-RELATED MATTERS
COMPENSATION-RELATED MATTERS
SUMMARY COMPENSATION TABLE FOR FISCAL 2006

LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 3, 2007

Dear Fellow Libbey Stockholder:

We will hold our 2007 Annual Meeting of Libbey stockholders on Thursday, May 3, 2007, at 2 p.m., Eastern Time, in the 8th Floor Conference Center of the Toledo Edison Building, 300 Madison Avenue, Toledo, Ohio.

At the meeting, stockholders will:

•	elect three directors, each for a term of three years;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2007; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 9, 2007. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We hope you will vote by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Management sincerely appreciates your support.

Sincerely,

John F. Meier
Chairman of the Board of Directors and
Chief Executive Officer

By Order of the Board of Directors,

Susan Allene Kovach
Secretary

April 2, 2007
Toledo, Ohio

LIBBEY INC.

PROXY STATEMENT

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John F. Meier, Richard I. Reynolds and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the 8th Floor Conference Center of the Toledo Edison Building, 300 Madison Avenue, Toledo, Ohio, on May 3, 2007, at 2 p.m., Eastern Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to stockholders of this proxy statement and the enclosed proxy on or about April 2, 2007.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (“Libbey”) common stock at the close of business on March 9, 2007.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of three nominees — Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds — to serve as Class II directors; and

•	Proposal 2: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2007 fiscal year.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds to serve as Class II directors; and

•	Proposal 2: FOR ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2007 fiscal year.

How do I vote?

You may vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the proposals, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you also may vote in person by attending the meeting.

May I change my vote?

If you are a stockholder of record, you may, at any time before your shares are voted at the meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in “street name” through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 9, 2007, which is the record date for the meeting, there were 14,384,631 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

As long as a quorum is present either in person or by proxy at the Annual Meeting, each proposal must receive the votes of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the matter to which the abstention applies. Broker non-votes will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under Libbey’s Retirement Savings Plan and Supplemental Executive Retirement Plan will be voted by the trustee in accordance with written instructions from participants in these plans or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of each plan for which instructions were received.

What are broker non-votes?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters unless you give your broker or nominee specific instructions as to how to vote. For example, unless brokers have received voting instructions from their customers, brokers may not vote their customers’ shares with respect to the approval of equity compensation plans or other non-routine matters. Non-voted shares on non-routine matters are called “broker non-votes.” They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must stockholder proposals be submitted for the 2008 annual meeting?

A stockholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2008 must deliver the proposal so that we receive it no later than December 3, 2007. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 16, 2008. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than five percent of our common stock as of December 31, 2006.

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Zesiger Capital Group LLC(1)	1,987,000	13.9%
320 Park Avenue, 30th Floor New York, NY 10022

FMR Corp.(2)	1,404,800	9.823%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors LP(3)	1,012,997	7.08%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Zesiger Capital Group LLC, an investment advisor, indicates that, as of December 31, 2006, Zesiger Capital Group LLC is the beneficial owner of 1,987,000 common shares, with sole dispositive power as to 1,987,000 common shares and sole voting power as to 1,318,000 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger Capital Group LLC manages, and that no single client of Zesiger Capital Group LLC owns more than 5% of the class.

(2)	Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., a parent holding company, on behalf of FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund, indicates that, as of December 31, 2006, Fidelity, an investment advisor, is the beneficial owner of 1,404,800 common shares as a result of acting as investment adviser to various companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounts to 1,404,800 shares. The schedule further indicates that each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds, has sole power to dispose of 1,404,800 common shares, and that neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, such power residing in the Funds’ Boards of Trustees.

(3)	Schedule 13G filed with the Securities and Exchange Commission on behalf of Dimensional Fund Advisors LP, an investment advisor, states that Dimensional Fund Advisors LP furnishes investment advice and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). The schedule further indicates that Dimensional Fund Advisors LP is the beneficial owner of 1,012,997 common shares, with sole voting and dispositive power with respect to all of those shares; that the Funds own all such securities; and that no one such Fund owns more than 5% of the shares.

How much Libbey stock do our directors and officers own?

In July 2004, our Board, in recognition of its belief that the financial interests of directors should be aligned with those of our stockholders, adopted guidelines pursuant to which each director of the Company is required, prior to the expiration of his or her second full term, to own at least 4,000 shares of Libbey common stock. Compliance with this guideline may be achieved through direct ownership of shares of our common stock, through deferral of director compensation into an account, the value of which is based upon the value of our common stock plus dividends (as described under “Compensation-Related Matters — Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below), or through a combination of these means. For those directors who already have served two full terms, or whose second terms are nearing completion, and who, as of the date on which the guidelines were adopted, had not achieved the requisite stock ownership, the Nominating and Governance Committee of the Board has discretion to establish transition plans.

The following table shows, as of March 9, 2007, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors, the executive officers whom we refer to as “Named Executives” (as set forth under “Compensation-Related Matters — Summary Compensation Table” below) and our directors and executive officers as a group. Our address is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Libbey Inc. Retirement Savings Plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Carlos V. Duno	4,653	*
William A. Foley(2)	3,745	*
Daniel P. Ibele(3)	82,613	*
Peter C. McC. Howell(2)(4)	5,402	*
John F. Meier(3)(5)	275,790	1.9
Deborah G. Miller(2)	5,645	*
Carol B. Moerdyk(2)	4,545	*
Gary L. Moreau(2)	834	*
Richard I. Reynolds(3)	199,855	1.4
Scott M. Sellick(3)	45,556	*
Terence P. Stewart(2)	5,580	*
Kenneth G. Wilkes(3)	119,069	*
Directors & Executive Officers as a Group(3)(2)	906,193	6.3

(1)	Includes the following number of stock options that have been granted to Messrs. Meier, Sellick, Reynolds, Wilkes and Ibele and that currently are exercisable or will be exercisable on or before May 8, 2007:

Number of
Outstanding Stock
Options Exercisable
Named Executive	Within 60 Days

John F. Meier	202,000
Scott M. Sellick	37,000
Richard I. Reynolds	152,400
Kenneth G. Wilkes	96,300
Daniel P. Ibele	72,900

(2)	Does not include the following number of shares of phantom stock held by non-management directors, as of March 9, 2007, pursuant to certain deferred compensation plans for outside directors:

Number of
Name of Director	Phantom Shares

William A. Foley	11,565
Peter C. McC. Howell	5,679
Deborah G. Miller	2,152
Carol B. Moerdyk	19,309
Gary L. Moreau	1,239
Terence P. Stewart	15,057

For more information regarding our deferred compensation plans for non-management directors, see “Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below.

(3)	Includes the shares of common stock that Messrs. Meier, Sellick, Reynolds, Wilkes and Ibele, and all officers as a group, held in the Libbey Inc. Retirement Savings Plan as of March 9, 2007.

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our Named Executives beneficially owned as of March 9, 2007, the Named Executives received the following grants of restricted stock units (RSUs) on February 16, 2007:

	No. of RSUs	No. of RSUs
	with 3-Year	with 4-Year
Named Executive	Vesting(1)	Vesting(2)

J. Meier	27,993	30,853
S. Sellick	6,020	7,007
R. Reynolds	15,199	16,346
K. Wilkes	7,751	8,432
D. Ibele	5,471	5,831

(1)	RSUs with three-year vesting vest ratably (1/3 per year) on each of the first through third anniversaries of the grant date, provided the Named Executive remains in continuous employment with Libbey as of the date of vesting. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest.

(2)	RSUs with four-year vesting vest ratably (1/4 per year) on each of the first through fourth anniversaries of the grant date, provided the Named Executive remains in continuous employment with Libbey as of the date of vesting. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2006, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the current members of Libbey’s Board of Directors?

Libbey’s Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. The following table shows information with respect to the members of the Board of Directors on the date of this proxy statement:

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Carlos V. Duno (Class II)	59	Owner and Chief Executive Officer of Marcia Owen Associates, a recruiting and staffing agency, from July 2006 to present; Chief Executive Officer and Owner, CDuno Consulting, from November 2004 to present; Chairman & CEO, Clean Fuels Technology, from June 2001 to October 2004; President, Business Development and Planning, Vitro S.A. from July 1995 to May 2001.	Member, Audit Committee; Member, Nominating and Governance Committee	2003
William A. Foley (Class III)	59	President and a Director of Arhaus, Incorporated, a retailer of home furnishings, from November 2006 to present; Chairman and Chief Executive Officer of Intelligence Inc. and Think Well Inc. from March 2005 to present; Co-founder of Entrenu Holdings LLC; Chairman and Chief Executive Officer of LESCO Inc. from July 1993 to April 2002.	Chair, Compensation Committee; Member, Nominating and Governance Committee	1994
Peter C. McC. Howell (Class II)	57	From 1997 to present, advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting; Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health o meter, Inc.) from August 1994 to August 1997; President, Chief Executive Officer and a director of Mr. Coffee, inc. from 1989 to 1994; Member of the board of directors of Pure Cycle Corporation (NASDAQ: PCYO).	Member, Audit Committee; Chair, Nominating and Governance Committee	1993
John F. Meier (Class I)	59	Chairman of the Board and Chief Executive Officer of Libbey since June 1993; Director, Cooper Tire and Rubber Company (NYSE: CTB), since 1997. Director, Applied Industrial Technologies (NYSE: AIT), since October 2005.		1987

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Deborah G. Miller (Class III)	57	Chief Executive Officer of Enterprise Catalyst Group, a consulting firm specializing in high technology and biotechnology transformational applications, from 2003 to present, and in that role, President, Chief Executive Officer and Chairman of Ascendant Systems from February 2005 to present and Chief Executive Officer of Maranti Networks from September 2003 to November 2004; President and Chief Executive Officer of Egenera from April 2002 to 2003; from November 2001 to March 2002, Chief Executive Officer, On Demand Software. Ms. Miller also serves on the board of directors of Sentinel Group Funds, Inc.	Member, Compensation Committee; Member, Nominating and Governance Committee	2003
Carol B. Moerdyk (Class I)	56	Senior Vice President, International, OfficeMax, Incorporated (formerly Boise Cascade Corporation), from August 2004 to present; Senior Vice President, Administration, Boise Cascade Office Products Corporation, from January 2004 to August 2004; Senior Vice President, North American and Australasian Contract Operations, Boise Cascade Office Products Corporation from 1998 through 2003. Director of American Woodmark Corporation (NASDAQ: AMWD) since May 2005.	Chair, Audit Committee; Member, Compensation Committee	1998
Gary L. Moreau (Class I)	52	Writer, lecturer and advisor, primarily in the areas of corporate and organizational governance and culture, from 2003 to present; President of Pratt’s Hollow Advisors LLC (business consulting) from 1999 to 2003; President and Chief Executive Officer of Lionel L.L.C. from January 1996 to July 1999; President and Chief Operating Officer of Oneida Ltd. from 1991 to January 1996.	Member, Audit Committee; Member, Compensation Committee	1996
Richard I. Reynolds (Class II)	60	Executive Vice President and Chief Operating Officer of Libbey from November 1995 to present; Vice President and Chief Financial Officer of Libbey from 1993 to 1995.		1993

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Terence P. Stewart (Class III)	58	Managing partner of Stewart and Stewart, a Washington, D.C.-based law firm that specializes in trade and international law issues, where he has been employed since 1976.		1997

Effective at the conclusion of the 2007 Annual Meeting of Libbey stockholders, Mr. Moreau will become chair of the Audit Committee, Ms. Moerdyk will become chair of the Compensation Committee and Mr. Foley will become chair of the Nominating and Governance Committee.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Board of Directors adopted an Audit Committee Charter in 2000 and updated the Audit Committee Charter in 2004. The Audit Committee Charter is available on Libbey’s website (www.libbey.com).

The functions of the Audit Committee are described under “Audit-Related Matters; Report of the Audit Committee” below. The Audit Committee met 10 times during 2006. On February 6, 2007, the Board selected the members of the Audit Committee for the coming year, as shown above. The Board has determined that all members of the Audit Committee are independent, within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Board has further determined that each of the members of the Audit Committee is qualified as an audit committee financial expert, as defined in SEC regulations, is financially literate and has accounting and related financial management expertise.

Compensation Committee.  The Compensation Committee is responsible for (a) discharging the Board’s responsibilities relating to executive compensation, (b) producing an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as required by the SEC, (c) approving grants of stock options and other awards under the company’s equity participation plans and providing oversight and administration of these plans in accordance with the provisions of the plans, and (d) providing oversight and administration for the company’s employee stock purchase plan in accordance with the provisions of the plan. In particular, the Compensation Committee has been charged with the following responsibilities:

•	The Compensation Committee reviews executive compensation at comparable companies and recommends to the Board compensation levels and incentive compensation plans for our executives;

•	The Compensation Committee reviews and approves the corporate goals and objectives relevant to the targets of the executive incentive compensation plans;

•	Following the Board’s annual evaluation of the performance of the Chief Executive Officer (which is to be reviewed with the Chief Executive Officer by the chair of the Committee), the Compensation Committee establishes the compensation of the Chief Executive Officer based on the evaluation, and in determining the long-term incentive compensation component of the Chief Executive Officer’s compensation, the Compensation Committee consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s Chief Executive Officer in prior years.

•	The Compensation Committee performs an annual evaluation of the performance and effectiveness of the Compensation Committee.

The Compensation Committee met 12 times during 2006. On February 6, 2007, the Board selected the members of the Compensation Committee for the coming year, as shown above. The Board has determined that all members of the Compensation Committee are independent, within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee is responsible for establishing a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the Chief Executive Officer. The Committee also is responsible for succession planning and reporting to the Board trends in director compensation practices and the competitiveness of the Company’s director compensation practices.

The Nominating and Governance Committee met four times in 2006. On February 6, 2007, the Board selected the members of the Nominating and Governance Committee for the coming year, as shown above. The Board has determined that all of the members of the Committee are independent, within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Who coordinates executive sessions of the Board’s non-management directors?

At each regularly scheduled meeting of the Board, the Board (excluding management directors) meets in executive session outside the presence of management. In order to provide continuity, the Board has designated Gary L. Moreau to chair and coordinate these executive sessions. Upon the conclusion of the annual meeting of stockholders on May 3, 2007, Carlos V. Duno will assume responsibility for chairing and coordinating these executive sessions, as Mr. Moreau will be assuming the chairmanship of the Audit Committee.

How does the Board select nominees for the Board?

New directors are selected following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A stockholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the stockholder deems appropriate. Candidates for director nominated by stockholders will be given the same consideration as candidates nominated by other sources.

The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

•	Board members must possess the highest professional and personal ethics and values, consistent with longstanding company values and standards;

•	Board members must possess broad experience at the policy-making level in business, government, education, technology or public interest;

•	Board members must possess a commitment to enhancing shareholder value;

•	Board members must possess and devote sufficient time to carry out their duties and to provide insight and practical wisdom based upon experience; and

•	Board members must possess expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, successful candidates for the Board will have current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice market in the fast food, restaurant or food distribution industry; or management or board experience in a highly leveraged environment.

In addition, the Board seeks directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. The Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does the Board determine which directors are considered independent?

In 2004 the Board adopted its Corporate Governance Guidelines, which, among other things, combine the Board’s previously adopted Mission Statement and Libbey Inc. Guidelines for its Board of Directors. The Board intends that the Corporate Governance Guidelines meet or exceed the listing standards adopted by the New York Stock Exchange.

Pursuant to the Corporate Governance Guidelines, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if there is any business relationship between Libbey and the particular director or an organization of which the particular director is a shareholder, partner or officer, irrespective as to how de minimis the relationship may be, or if the director otherwise does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and Gary L. Moreau are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past three years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so.

How often did the Board meet during fiscal 2006?

The Board of Directors met 13 times during 2006. Five of these meetings were regularly scheduled meetings and eight of them were special meetings. During 2006, each incumbent member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board, and each incumbent member of the Board of Directors attended at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. Those Guidelines preclude a determination by the Board that a director is independent if there is any business relationship between Libbey and the particular director or an organization of which the particular director is a shareholder, partner or officer, irrespective as to how de minimis the relationship may be, or if the director otherwise does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange. Accordingly, we generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2006 Stewart and Stewart received fees of approximately $10,106 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct (which we refer to as our “Code of Ethics”), adopted by our Board in 2004, requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our stockholders.

How do stockholders and other interested parties communicate with the Board?

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to stockholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s annual meeting of stockholders?

While our directors are not required to attend our annual meeting of stockholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the annual meeting of stockholders. As a result, we anticipate that a substantial majority of our directors will be present at the annual meeting of stockholders to be held on May 3, 2007. In 2006, all members of the Board of Directors attended our annual meeting of stockholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2007. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 2 — Ratification of Auditors” below.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for Fiscal 2006 and 2005?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2006 and 2005 are as follows:

Nature of Fees	2006 Fees	2005 Fees

Audit Fees(1)	$1,932,920	$1,167,610
Audit Related Fees(2)	$76,000	$59,000
Tax Fees(3)	$0	$3,970
All Other Fees	$0	0

Total	$2,008,920	$1,230,580

(1)	Fees for audit services include fees associated with the annual audit of our internal controls, the annual audit of financial statements and the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K. In addition, fees for 2006 audit services include fees associated with comfort letters and consents in connection with our refinancing in June 2006.

(2)	Audit-related fees principally include fees for audits of our benefit plans.

(3)	Tax services relate to expatriate compliance services.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carol B. Moerdyk, Chair of the Committee, to pre-approve these services. Upon the conclusion of the annual meeting of stockholders on May 3, 2007, Gary L. Moreau will assume the chairmanship of the Audit Committee and will be responsible for pre-approving these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	the appointment, compensation and retention of our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls; and

•	reviewing our internal audit program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor’s independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Carol B. Moerdyk, Chair
Carlos V. Duno
Peter C. McC. Howell
Gary L. Moreau

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

What are the objectives of Libbey’s executive compensation program?

In 2004, in response to increased competition and declining financial performance, we modified our business strategy significantly, opting to undertake a lengthy and complex process to reposition our cost structure and extend our manufacturing platform into low-cost countries. From 2004 through 2006 we refined this strategy and took significant action to implement it. This strategy encompassed, among other things:

•	the January 2005 acquisition of Crisal-Cristalaria Automática, S.A., a manufacturer of glass tableware in low-cost Portugal;

•	the February 2005 closure of our glassware facility in City of Industry, California, and the related shifting of production from that facility to our facilities in Toledo, Ohio and Shreveport, Louisiana, in order to maximize capacity utilization;

•	the construction of our new glassware manufacturing facility in China;

•	the adoption of LEAN manufacturing principles across our enterprise; and

•	the acquisition, completed in June 2006, of the remaining 51% equity interest that we did not previously own in Vitrocrisa, S. de R.L. de C.V. and related entities (which we call “Crisa”), our Mexican joint venture, and the subsequent restructuring of Crisa’s business.

We recognized the significant risks entailed in executing this complex strategy. Nevertheless, we believed then, and we continue to believe, that successful execution of this strategy is critical to the transformation of Libbey that is required to ensure long-term growth.

Concurrent with our adoption of this strategy, the Compensation Committee of our Board of Directors undertook a comprehensive review of our executive compensation program to determine whether it is adequately geared to promote successful execution of this complex and risky strategy. The Committee selected Hewitt Associates to perform a comprehensive study (which we refer to as the “Hewitt study”) of our executive compensation program, with the following objectives in mind:

•	Talent Attraction and Retention Objective. Our executive compensation program should be designed to attract and retain the highly qualified executives whose talents, energy and hard work are critical to accomplishment of our business strategies, including the strategy described above.

•	Motivational Objective. Our executive compensation program should provide sufficient financial incentives to motivate our executives to achieve our business objectives.

•	Alignment Objective. Our executive compensation program should align the interests of our executives with the long-term interests of our stockholders by awarding equity- and other performance-based compensation.

•	Reasonableness Objective. Our executive compensation program should balance the need to provide sufficient financial incentives to achieve the motivational objective described above with the need to ensure that executive compensation is reasonable.

What are the elements of Libbey’s executive compensation program, and how do they achieve these objectives?

The elements of our executive compensation program are:

•	Base salary;

•	Performance-based compensation;

•	Stock options and restricted stock units (which we refer to as “RSUs”);

•	Other compensation; and

•	With respect to our executive officers, employment agreements, and with respect to our executive officers and other key members of senior management, change in control agreements.

Base Salary.  The base salary component of our program is designed primarily to attract and retain our talented executives and, to a lesser extent, to motivate their performance.

Performance-Based Compensation.  Historically our performance-based compensation component has consisted of the potential for annual cash incentive awards and long-term incentive awards payable in cash. Based upon the Hewitt study, the Compensation Committee determined that our performance-based compensation component provided inadequate financial incentives to achieve our motivational objective. In addition, the Compensation Committee determined that the performance-based compensation component should include an equity-based element in order to promote our alignment objective. Accordingly, beginning in 2006, the Compensation Committee instituted an incentive compensation program utilizing two types of awards:

•	An annual cash incentive award under our Senior Management Incentive Plan approved on March 31, 2006 (which we refer to as the “SMIP”); and

•	Performance share awards (which we refer to as “performance shares”) under our Long-Term Incentive Plan (which we refer to as our “LTIP”).

Annual Cash Incentive Awards.  Under our SMIP, each executive is eligible for an annual cash incentive award in an amount up to a target percentage of the executive’s base salary. The annual cash incentive award payments are made from a pool that is funded based upon achievement of specified financial and non-financial performance measures determined early in the year.

Forty percent (40%) of our executive officers’ target SMIP awards (we refer to this 40% as the “corporate component”) is based upon achievement of a single, corporate-wide financial performance measure — income from operations (which we refer to as “IFO”). For further information with respect to the corporate component, the range of amounts for which each of the Named Executives was eligible under that component in 2006 and the scale used to determine the amount of annual cash incentive payable with respect to that component in 2006, see “Grants of Plan-Based Awards Table” below.

The remaining 60% of our executive officers’ target SMIP awards is based upon achievement of a series of other goals developed early in the year and tailored specifically for the respective executive officers. Examples of these other goals include quantifiable improvement in financial indicators of our success such as net sales and profit margin, implementation of specified compliance and corporate governance initiatives, achievement of specified transactions (such as our refinancing) and similar goals.

For further information with respect to the amount of annual incentive compensation earned by each of the Named Executives for 2006, see “What compensation did Libbey’s executives receive for 2006?” and “Summary Compensation Table” below.

Performance Share Awards.  Under the LTIP, each executive is eligible for an award of performance shares, stock options and RSUs having an aggregate grant date fair value, determined in accordance with FAS 123R, equal to a target percentage of the executive’s base salary. The following table sets forth the target percentages for each of our Named Executives:

Target LTIP Award as a
Percentage of Base Salary
Named Executive	(%)

J. Meier	150
S. Sellick	80
R. Reynolds	115
K. Wilkes	80
D. Ibele	60

When the LTIP is fully implemented, 40% of each executive’s target LTIP award will consist of performance shares, with the balance consisting of RSUs (40%) and stock options (20%). The number of performance shares to be awarded is determined by dividing the grant date fair value (which in turn is the portion of the LTIP target award that is represented by performance shares) by the average closing price of our common stock over a period of 60 consecutive trading days ending on the date of grant. The performance shares will vest only if and to the extent that we achieve a corporate-wide performance measure over a particular period of time (which we refer to as a “performance cycle”).

For further information with respect to the performance share component, the range of shares of common stock for which each of the Named Executives was eligible under that component and the scale used to determine the number of shares of common stock earned with respect to that component in 2006, see “Grants of Plan-Based Awards Table” below. For further information with respect to the performance shares earned during 2006, see “What compensation did Libbey’s executives receive for 2006?” and “Summary Compensation Table” below.

Stock Options and RSUs.  As suggested above, we contemplate that 60% of our respective executives’ target LTIP awards will consist of non-qualified stock options and RSUs. Because both the RSUs and the stock options vest over a period of time, and, as a result, are dependent upon the respective executives’ continued employment, they are designed to promote the talent attraction and retention objective discussed above. These forms of equity-based compensation also promote the motivational objective and the alignment objective because the value of these forms of compensation to our executives depends upon the impact of our operational and financial performance on the value of our common stock. For further information with respect to stock options and RSU awards with respect to 2006, see “What compensation did Libbey’s executives receive for 2006?” below.

Other Compensation.  In addition to providing base salary, performance-based compensation, stock options and RSUs to our executives, we provide our executives with the following forms of compensation:

•	Matching contributions to our qualified defined contribution plan (namely, our 401(k) savings plan) on the same basis as we provide for all salaried employees.

•	Matching contributions to our Executive Savings Plan (which we refer to as our “ESP”).

•	Limited perquisites, consisting only of:

•	tax return preparation and financial planning, together with related tax “gross-ups”;

•	an annual executive physical examination; and

•	executive car service for personal and business trips for the executive (and the executive’s spouse in the case of trips on which the spouse is accompanying the executive) between the Toledo, Ohio area and the Detroit/ Wayne County Metropolitan airport.

We believe that these benefits are reasonable and competitive, and they promote our talent attraction and retention objectives as well as our reasonableness objective.

Employment and Change in Control Agreements.  We have employment agreements with each of our executive officers and change in control agreements with our executive officers and other key members of senior management. We believe that these agreements represent an important tool in promoting our talent attraction and retention objectives, particularly in light of our recent financial challenges. For further information with respect to our employment and change in control agreements, see “Potential Payments Upon Termination or Change in Control” below.

How does Libbey determine the forms and amounts of executive compensation?

Development of the Executive Compensation Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive compensation program. In discharging that responsibility, the Compensation Committee engaged Hewitt Associates to perform a comprehensive study to determine whether our executive compensation program was competitive with our peers and, more importantly, whether it was adequately geared to accomplish our objectives. In connection with that study, Hewitt compared the net total compensation (base, bonus and long-term incentives) payable to 10 of our executives to net total compensation for comparable executive positions at our peer group. Consistent with our reasonableness objective, the Hewitt study focused upon compensation opportunities at the 50th percentile of the peer group, reflecting our belief that Libbey’s executive compensation opportunities should be competitive with those at the 50th percentile of its peer group. Our peer group, which Hewitt suggested and the Compensation Committee approved, comprises the following industrial companies, which, at the time of the study (2005), were public companies of similar size, as measured by revenues.

Ameron International Corporation	Haggar Corp.	Polaris Industries Inc.
Ametek, Inc.	Jacuzzi Brands, Inc.	Sypris Solutions, Inc.
Applica Inc.	Jarden Corp.	Teradyne, Inc.
Blyth Inc.	Johnson Outdoors Inc.	Thermadyne Holdings
Brady Corporation	Lancaster Colony Corp.	Tupperware Corporation
Church & Dwight Company, Inc.	Milacron Inc.	Waters Corporation
EnPro Industries Inc.	Oneida Ltd.	Woodward Governor Company
ESCO Technologies Inc.	Playtex Products, Inc.	Yankee Candle Co.
Graco Inc.

Based in part upon the results of the Hewitt study, the Compensation Committee determined that, although only minor adjustments to the base salary levels of our executives were necessary in order to bring the base salaries of our executives to competitive levels, our executive compensation program as a whole was not adequately designed to promote the talent attraction and retention, motivational and alignment objectives critical to our business strategy. Specifically:

•	Average target bonus opportunities and actual bonuses for our executives were significantly below market.

•	The average values of long-term incentive opportunities and actual long-term incentive payouts for our executives were more than 80% below market.

•	Our executive compensation program lacked meaningful performance-based and other equity-based compensation opportunities.

Accordingly, with the assistance of Hewitt, the Compensation Committee developed a new executive compensation program and began to implement that program in 2006.

In developing the new program, the Compensation Committee sought to implement a mix of compensation opportunities that would enable us to achieve each of the objectives discussed under “What are the objectives of Libbey’s executive compensation program?” above. The elements of the program are described in “What are the elements of Libbey’s executive compensation program, and how do they achieve these objectives?” above. The Compensation Committee also sought to preserve, to the maximum extent possible

(consistent with our overall executive compensation objectives), the tax deductibility of the compensation that we pay to our CEO and four other most highly compensated executive officers. As a result, our annual cash incentive compensation and the performance share component of our LTIP compensation are designed to satisfy the requirements of “qualifying performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Implementation of the Executive Compensation Program.  The Compensation Committee sets the performance goals with respect to our executive officers’ performance-based compensation, based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics. The Compensation Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

Our Board of Directors evaluates the performance of our CEO. The Compensation Committee is responsible for reviewing that evaluation with our CEO and setting his compensation. The Compensation Committee, based upon input and recommendations from our CEO, assesses the performance and determines the compensation of our other executive officers. The Compensation Committee consults with its compensation consultant, Hewitt Associates, when the Compensation Committee determines it to be appropriate, and a representative of Hewitt frequently attends meetings of the Compensation Committee. Our CEO, Vice President — Administration and General Counsel provide information to the Compensation Committee and its consultant to assist them in their compensation determinations.

Aside from discussing their individual performance objectives with the CEO (including their assessment of their own performance against those objectives), our non-CEO executives play no role in determining their own compensation.

Our Equity Grant Practices.  Historically, our grants of equity-based compensation to executives have consisted of grants of non-qualified stock options. Typically, the Compensation Committee has awarded stock options in two circumstances:

•	in connection with the initial hiring of an executive; and

•	in early December of each year (through 2005) in conjunction with the regular meeting of the Board.

In light of concerns raised in 2006 by corporate governance experts with respect to the timing of awards of stock options by other public companies (particularly with respect to the propriety of granting stock options during “quiet periods”), the Compensation Committee made the decision to discontinue its practice of awarding options in early December of each year and instead to award grants of stock options and RSUs in February of each year, after we have released financial results for the recently-concluded fiscal year.

In addition, commencing with our 2007 fiscal year, the Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of non-qualified stock options and restricted stock to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:

•	The Compensation Committee has limited the total number of non-qualified stock options or restricted shares, as the case may be, that may be granted;

•	The exercise price of any stock options that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;

•	Grants may not be made during “quiet periods”; and

•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and LTIPs are authorized under the 2006 Omnibus Incentive Plan of Libbey Inc. (which we refer to as our “Omnibus Plan”). Our stockholders approved the Omnibus Plan at our annual meeting of stockholders on May 4, 2006. Under the Omnibus Plan, if:

•	as a result of misconduct, we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•	any of our executives knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the executive is required to reimburse us the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  Although we have share ownership guidelines for our non-management directors, we have not implemented share ownership guidelines for our executives, because we believe that the beneficial ownership of a significant number of shares of our securities by our officers is sufficient to appropriately align their interests with those of our other stockholders. Through December 31, 2006, we made matching contributions to our 401(k) savings plan in the form of our common stock. In addition, our officers routinely have acquired shares of our common stock through our Employee Stock Purchase Plan, pursuant to which all employees may purchase stock at a discount, and Mr. Meier has purchased over 11,000 shares of our common stock on the open market in the last 18 months, with his most recent purchase occurring on March 5, 2007. For further information regarding our Named Executives’ beneficial ownership of our common stock, see “How much Libbey stock do our directors and officers own?” above.

What compensation did Libbey’s executives receive for 2006?

Base Salaries.  As previously indicated, the Compensation Committee determined during 2005 that relatively modest increases in the base salaries of our executives should be made in order to bring base salaries to a competitive level. In light of our financial challenges in 2005, however, we declined to implement those salary increases in 2005. During the course of 2006, we increased the base salaries of all our executives, other than our CEO and COO, to bring them into line with competitive, 2006 base salaries. Although the Compensation Committee declined to increase the base salaries of our CEO and COO during 2006, the Compensation Committee determined that, in light of the significant progress made during 2006 with respect to achievement of our strategic initiatives, the base salaries of our CEO and COO would be increased prospectively, effective January 1, 2007, to $615,000 and $425,000 per year, respectively.

Annual Incentive Compensation under SMIP.  Beginning with the SMIP for 2006, the Compensation Committee increased the target SMIP awards for which our executives are eligible. The following table sets forth the target percentages for each of our Named Executives.

Target SMIP Award as a
Percentage of Base Salary
Named Executive	(%)

J. Meier	90
S. Sellick	60
R. Reynolds	75
K. Wilkes	55
D. Ibele	50

Corporate Component.  As indicated under “What are the elements of Libbey’s executive compensation program, and how do they achieve these objectives?” above, the corporate component of our SMIP (representing 40% of each executive’s target award) is based upon achievement of a single, corporate-wide financial performance measure — IFO. When the Compensation Committee approved the SMIP for 2006, the Compensation Committee determined that achievement of that measure would be determined by reference to budgeted IFO, as set forth in the budget that we submitted to our Board in February 2006. That budget did not take into account the financial impact on Libbey of our June 2006 acquisition of Crisa because we had not reached agreement to acquire Crisa when we submitted that budget to our Board. As a result, the budget did not take into account that we would be required to consolidate Crisa’s financial results beginning on June 16, 2006. The budget also did not take into account the refinancing that we consummated on June 16, 2006. Accordingly, after we consummated the acquisition and refinancing, we submitted to our Board a revised budget that incorporates, as of June 16, 2006, the financial impact of consolidating Crisa’s financial results and of our refinancing.

Desiring to hold our executives accountable for achievement of the revised budget, the Compensation Committee determined, on September 27, 2006, that awards made under the SMIP for 2006 would be subject to achievement of a specified percentage of budgeted IFO, excluding special charges, and that the relevant budget for measuring achievement of the performance measure would be the revised budget submitted to the Board of Directors on July 25, 2006. Notably, by determining that the revised budget would be the relevant budget for measuring achievement of the performance measure under the SMIP, the Compensation Committee effectively increased the targeted performance that must be achieved in order for the participants in the SMIP for 2006 to be eligible for a payout under the plan.

On February 5, 2007, the Compensation Committee reviewed our actual IFO results for 2006, compared them to budgeted IFO for 2006 (in each case excluding special charges in accordance with generally accepted accounting principles) and determined that we had achieved approximately 111% of budgeted IFO for 2006, resulting in a payout of approximately 180% of target with respect to the corporate component of the SMIP. For further information with respect to the scale utilized in determining the amount of the payout, see “Grants of Plan-Based Awards Table” below.

Individual Component.  The remaining 60% of our SMIP for 2006 was based upon achievement of a series of other goals developed early in the year and tailored specifically for the respective executive officers. Examples of these other goals include:

•	Achievement of a specified level of quantifiable savings from implementation of LEAN initiatives;

•	Achievement, on time and within budget, of specified benchmarks with respect to the consolidation of Crisa’s two manufacturing facilities into a single facility;

•	Achievement of start-up of our new glassware manufacturing facility in China by a date certain and within the budgeted capital for the project;

•	Achievement of budgeted North American net sales;

•	Achievement of budgeted International IFO;

•	Development and implementation of specified compliance and risk management initiatives; and

•	Achievement of a new debt structure within specified parameters.

Because the Company’s June 2006 refinancing fell short of the debt structure parameters identified in one of Mr. Meier’s goals, the Compensation Committee determined that Mr. Meier had achieved a score of only 90% with respect to his individual performance goals. Our CEO and the Compensation Committee reviewed and discussed the CEO’s assessment of the other executive officers’ performance with respect to their individual goals, and exercised positive or negative discretion, as the case may be, in light of other developments and achievements throughout the course of 2006. As a result of this review, scores of between 87% and 100% were assigned to the other executive officers.

Based upon the payout earned with respect to the corporate component and the scores received with respect to the individual component, the Named Executives earned annual cash incentive compensation for 2006 in the amounts set forth in the column headed “Non-Equity Incentive Compensation” in the “Summary Compensation Table for Fiscal 2006” below.

Long-Term Performance-Based Compensation.  On March 31, 2006, the Compensation Committee approved an LTIP (which we refer to as the “January 2006 LTIP”), pursuant to which performance shares could be earned based upon achievement of a single, corporate-wide performance measure over a defined performance cycle. Although the Compensation Committee contemplated that, when our re-designed LTIP program was fully implemented, the program would provide for a single, three-year performance cycle, the Compensation Committee elected to phase in the performance share component so that executives would be eligible for payouts of common stock at the end of each year beginning with the 2006 fiscal year. Accordingly, the January 2006 LTIP provided for three performance cycles:

•	January 1, 2006 through December 31, 2006;

•	January 1, 2006 through December 31, 2007; and

•	January 1, 2006 through December 31, 2008.

The Compensation Committee made this decision in light of its decision to suspend the LTIP in early 2005, just as we were beginning to implement the business strategy discussed under “What are the objectives of Libbey’s executive compensation program?” above.

Pursuant to the January 2006 LTIP, the Compensation Committee awarded performance shares to our executives, including the Named Executives, and determined that vesting of the performance shares would be subject to achievement of a specified percentage of cumulative budgeted earnings before interest, income taxes, depreciation and amortization (which we refer to as “EBITDA”) over each performance cycle listed above.

In addition, because our LTIPs prior to 2006 did not contain a performance share component, and because the shares of equity available for grant under the Amended and Restated 1999 Equity Participation Plan of Libbey Inc. (since replaced by the Omnibus Plan) were limited, the Compensation Committee elected to phase in, over a three-year period, the portion of each participant’s target LTIP award represented by performance shares, with performance shares having a grant date fair value equal to only 16% of the respective participants’ target LTIP awards being awarded under the January 2006 LTIP.

The relevant performance measure under the January 2006 LTIP was EBITDA, and achievement of this performance measure was to be determined with reference to the budget for 2006 that we submitted to our Board in February 2006. Because that budget did not take into account that we would be required to consolidate Crisa’s financial results beginning on June 16, 2006, and because our Compensation Committee desired to hold our executives accountable for our performance in accordance with the revised budget that we submitted to our Board in July 2006, the Compensation Committee, at its September 27, 2006 meeting, took the following actions, among others:

•	Allocated 25% of the performance shares awarded pursuant to the January 2006 LTIP to the period January 1 through June 30, 2006, with the balance being allocated to the period July 1, 2006 through December 31, 2008;

•	Terminated the January 2006 LTIP and cancelled the performance shares awarded on March 31, 2006, except to the extent necessary to enable the vesting of the performance shares (and issuance of the corresponding common shares) allocated to the period January 1 through June 30, 2006;

•	Determined that we had, for the period January 1 through June 30, 2006, achieved 163% of budgeted EBITDA (based upon the budget submitted to the Board in February 2006), resulting in a payout of 200% of the performance shares allocated to that period, including the issuance to the Named Executives of the following number of common shares in February 2007:

No. of Shares
Named Executive	Awarded

J. Meier	9,458
S. Sellick	2.034
R. Reynolds	5,135
K. Wilkes	2,619
D. Ibele	1,848

•	Adopted a new LTIP (which we refer to as the “July 2006 LTIP”) that contemplates three performance cycles beginning on July 1, 2006 and ending on December 31 of each of 2006, 2007 and 2008, respectively;

•	Awarded performance shares under the July 2006 LTIP, electing to accelerate the phase-in of the performance share component by awarding performance shares having a grant date fair value equal to 20% of the respective participants’ target LTIP awards; and

•	Determined that vesting of the performance shares awarded under the July 2006 LTIP would be subject to achievement of a specified percentage of budgeted EBITDA, excluding special charges and as may be adjusted to take into account subsequent acquisitions or dispositions that may be significant, and that the relevant budget for measuring achievement of this performance goal would be the revised budget submitted to the Board on July 25, 2006.

Again, by determining that the revised budget would be the relevant budget for measuring achievement of the performance goal under the July 2006 LTIP, the Compensation Committee effectively increased the targeted performance that must be achieved in order for the participants in the July 2006 LTIP to be eligible for payouts under that plan.

On February 5, 2007, the Compensation Committee determined that we had achieved 93.2% of budgeted EBITDA for the period July 1 through December 31, 2006, and that, as a result, participants under the July 2006 LTIP had earned 77.3% of the target number of performance shares awarded to them for the period July 1 through December 31, 2006. As a result, in February 2007, we issued the following number of common shares to the Named Executives with respect to the period July 1 through December 31, 2006:

Named Executive Officer	No. of Shares

J. Meier	1,357
S. Sellick	292
R. Reynolds	737
K. Wilkes	376
D. Ibele	265

Stock Options and RSUs.  The Compensation Committee contemplated that, for each three-year period covered by an LTIP, executives would be entitled to grants of non-qualified stock options and RSUs equal to a total of 60% of their respective target LTIP awards. Accordingly, a single grant of RSUs and stock options should have accompanied the grant of performance shares under either the January 2006 LTIP or the July 2006 LTIP. In light of the Company’s challenging refinancing in mid-year, the Compensation Committee delayed making the grants for the period covered by the 2006 LTIPs. And in light of concerns raised in 2006 by corporate governance experts with respect to the timing of awards of stock options by other public companies (particularly with respect to the propriety of granting stock options during “quiet periods”), at its meeting in December 2006, the Compensation Committee elected to further defer these grants until we released our financial results for our 2006 fiscal year. Then, at its meeting on February 5, 2007, the Compensation Committee authorized the following two sets of grants of stock options and RSUs to our executives, including the Named Executives:

•	A grant of non-qualified stock options and RSUs vesting ratably over three years and having an exercise price equal to the closing price of our common stock on February 16, 2007, the first business day after we released our financial results for our 2006 fiscal year; and

•	A grant of non-qualified stock options and RSUs vesting ratably over four years and having an exercise price equal to the closing price of our common stock on February 16, 2007, the first business day after we released our financial results for our 2006 fiscal year.

The number of stock options and RSUs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (20% and 40%, respectively, of each executive’s target LTIP award), by the average closing price of our common stock over a period of 60 consecutive days ending on February 16, 2007.

How are Libbey’s directors compensated?

Our management directors do not receive additional compensation for service on the Board of Directors. We pay the following forms and amounts of compensation to our non-management directors:

Annual Retainer:	$25,000
Equity Awards:	• On December 1, 2006, Restricted Stock Units (RSUs) vesting on January 2, 2007

• On the date of each annual meeting of stockholders beginning with the annual meeting to be held on May 3, 2007, outright grant of shares of common stock, in each case having a grant date fair equal to $40,000(1)

Audit Committee Chair Retainer:	$7,500 per year
Compensation Committee Chair and Nominating and Governance Committee Chair Retainers:	$5,000 per year
Regular Board Meeting Fees:	$1,500 per meeting
Regular Committee Meeting Fees:	$750 per meeting
Telephonic Board or Committee Meeting Fees:	$500 per meeting
Other Fees:	$500 per half day for performance of special Board or committee business requested of the director

(1)	The number of RSUs or shares of common stock, as the case may be, is determined by dividing $40,000 by the average closing price of our common stock for a period of 60 consecutive trading days ending on the date of grant.

Directors may elect, pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006, to defer all or any part of the retainer and fees payable to them into either a subaccount that is deemed invested in our common stock or a subaccount that has a fixed rate of return equal to the average yield on 10-year treasuries (determined as of the last day of the calendar quarter in which interest is being computed). In addition, directors may elect, pursuant to the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors, to defer receipt of the equity award referred to above. Amounts deferred are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director.

In addition to the retainers, fees and equity awards listed above, the Company reimburses the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Potential Payments Upon Termination or Change in Control

As discussed under “What are the elements of Libbey’s executive compensation program, and how do they achieve these objectives?” above, we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. Following is a summary of the material terms of these agreements. You should refer to the entire agreements, which we filed with the Securities and Exchange Commission when we entered into them, for a complete description of their terms.

Employment Agreements.

Triggers.  Under the employment agreements, each of our executive officers (or, in the case of the first “trigger” described below, the personal representative of the applicable executive officer) is entitled to certain payments and other benefits if his or her employment is terminated as a result of any of the following events (each of which we refer to as a “trigger”):

•	Death of the executive officer;

•	Permanent disability of the executive officer; or

•	We terminate the executive officer’s employment without “cause” or the executive officer terminates his or her employment for “good reason.”

“Cause” means any of:

•	the executive officer’s willful and continued failure (other than as a result of an incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;

•	the executive officer’s willful and continued failure (other than as a result of an incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;

•	the executive officer’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to Libbey; or

•	the executive officer’s willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to Libbey.

The executive officer cannot be terminated for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the Executive committed any of the conduct described in the definition of “Cause” above and specifying, in reasonable detail, the particulars of that conduct. The executive officer is entitled to receive reasonable notice of the meeting of the Board and must be provided the opportunity, together with the executive’s legal counsel, to be heard before the Board. The executive also must be provided a reasonable opportunity to correct the conduct that he or she is alleged to have committed.

“Good reason” means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	With respect to Mr. Meier only:

•	He ceases to be our Chief Executive Officer reporting to the Board, or he fails to be elected as a member of the Board.

•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our Named Executives other than Mr. Meier, the Named Executive ceases to be an executive officer reporting to another executive officer.

•	With respect to each of our Named Executives, including Mr. Meier:

•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.

•	There is a reduction in the incentive compensation target established for the position held by the Named Executive that is not applied in the same or similar manner to all other executive officers.

•	An executive benefit provided to the Named Executive is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner; unless the reduction or elimination is with respect to the number of equity awards granted to the respective executive officers.

•	We materially breach the employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the Named Executive.

•	We exercise our right not to extend the term of the Named Executive’s employment agreement beyond the then current term, unless we exercise that right with respect to all employment agreements (excluding change in control agreements) in effect with respect to our other executive officers. In that connection, the initial term of each employment agreement began on March 22, 2004 and expired on December 31, 2006. However, each employment agreement was automatically extended for an additional one-year period. Each employment agreement will continue to be extended automatically for additional one-year periods unless either we notify the Named Executive, or the Named Executive notifies us, on or before September 30 of the year in question, that the agreement will not be further extended.

In order to terminate his employment for “good reason,” the Named Executive must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the Named Executive knew or should have known of the event that is the basis for terminating for good reason.

Benefits.  We are obligated to pay or provide the following benefits, at the times indicated, if a Named Executive’s employment is terminated in accordance with any of the triggers discussed above:

•	Benefits payable upon death — Within sixty (60) days after we receive written notice of appointment of a personal representative on behalf of the Named Executive’s estate, together with reasonable evidence of the personal representative’s authority to act:

•	Base salary through the date of death;

•	Annual and long-term incentive compensation paid at target but prorated over the period of each applicable plan through the date of death;

•	In the case of Mr. Meier, two times his annual base salary, and in the case of all other Named Executives, one times his annual base salary, in each case at the rate in effect on the date of death and payable in a lump sum;

•	Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months following the date of death without any contribution by the dependents;

•	Vesting, as of the date of death, of previously unvested equity participation awards, which will be exercisable for a period of three years following the date of death or for such longer period following the date of death as is specified by the award; and

•	If and to the extent that the Named Executive is determined to be subject to excise tax under Section 4999 of the Internal Revenue Code (which applies to amounts paid in connection with a change in control), an amount (which we refer to as the “tax gross-up”) such that the amount retained by the Named Executive after the calculation and deduction of all applicable federal, state and local income, employment and excise taxes (including any interest or penalties imposed with respect to such taxes and taking into account any lost or reduced tax deductions on account of the tax gross-up payment) is equal to the sum of the payments to which the Named Executive is entitled under the first five bullet points immediately above.

•	Upon permanent disability, termination by us without cause or termination by the Named Executive with good reason — We must pay or provide the following benefits (subject to withholding) in accordance with our normal pay practices (which contemplate semi-monthly payments):

•	Any long-term disability coverage in effect;

•	Base salary accrued through the date of termination;

•	Annual incentive compensation paid at the lesser of the annual target or the average percentage of the target paid to all other executive officers, but prorated over the period of each applicable plan through the date of termination;

•	Long-term incentive compensation under all plans in effect at the date of termination, paid at target, but prorated over the period of each applicable plan through the date of termination;

•	Two times (or, in the case of Mr. Meier, three times) the sum of annual base salary at the then current rate, payable in equal installments over a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, although we may elect to pay this amount in a lump sum;

•	Annual incentive compensation at the lesser of annual target or the average percentage of the target paid to all other executive officers, for all annual compensation periods ending 24 months (or, in Mr. Meier’s case, 36 months) after the date termination, with the final payment prorated to the end of the 24 month (or, in Mr. Meier’s case, 36 month) period;

•	Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, without any contribution by the Named Executive or his dependents;

•	Vesting, as of the date of termination, of previously unvested equity participation awards, which will be exercisable for a period of three years following the date of termination or for such longer period following the date of termination as is specified by the award granted to the Named Executive; and

•	If and to the extent the Named Executive is determined to be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the tax gross-up, as applied to the benefits provided in the eight bullet points immediately above.

Conditions to receipt of benefits.

•	Termination upon permanent disability, by us without cause or by the Named Executive for good reason — Our obligation to pay the benefits described above is subject to the following conditions or other obligations of the respective Named Executives:

•	The Named Executive’s execution and delivery of a release of all claims against us; and

•	The Named Executive’s obligations with respect to: confidentiality of our proprietary information; assignment to us of any inventions and copyrights obtained in connection with his employment; assisting us with any litigation with respect to which the Named Executive has, or may have reason to have, knowledge, information or expertise; not interfering with customer accounts for 24 months (or, in Mr. Meier’s case, for 36 months); not competing for 24 months (or, in Mr. Meier’s case, 36 months); not diverting business opportunities of which the Named Executive became aware while an employee for 24 months or, in Mr. Meier’s case, 36 months; not soliciting our employees for 24 months or, in Mr. Meier’s case, 36 months; and not disparaging us for 24 months or, in Mr. Meier’s case, 36 months.

•	Termination for any other reason as to which benefits are payable under the agreement — Our obligation to pay benefits is not subject to receipt of a release of claims signed by the Named

Executive, but the Named Executive or his personal representative must covenant with respect to: confidentiality of our proprietary information; assignment to us of any inventions and copyrights obtained in connection with his employment; assisting us with any litigation with respect to which the Named Executive has, or may have reason to have, knowledge, information or expertise; not interfering with customer accounts for 24 months (or, in Mr. Meier’s case, for 36 months); not competing for 24 months (or, in Mr. Meier’s case, 36 months); not diverting business opportunities of which the Named Executive became aware while an employee for 24 months or, in Mr. Meier’s case, 36 months; not soliciting our employees for 24 months or, in Mr. Meier’s case, 36 months; and not disparaging us for 24 months or, in Mr. Meier’s case, 36 months.

Other obligations.  If we terminate the Named Executive’s employment with cause, or if the Named Executive resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the Named Executive base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the Named Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or that are required by law at the time the payments are due.

Change in Control Agreements.

Triggers.  Under our change in control agreements, each of our Named Executives and other executives covered by such agreements is entitled to certain payments and other benefits if his or her employment is terminated as a result of any of the following triggers:

•	We terminate the executive’s employment, without cause, within two years following a change in control;

•	The executive terminates his employment for good reason (as defined below) within two years following a change in control; or

•	The executive voluntarily terminates his employment within 30 days after the first anniversary of the change in control.

Under the change in control agreements, “good reason” means the occurrence, after a change in control, of any of the following circumstances unless, in most cases, we fully correct the circumstances (if they are capable of correction) prior to the date of termination specified in the notice of termination that the executive provides to us:

•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in a material diminution in the executive’s position, authority, duties or responsibilities;

•	We reduce the executive’s annual base salary as in effect on the date of the Named Executive’s change in control agreement and as increased from time to time thereafter;

•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s “Principal Location”) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her Principal Location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;

•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within seven days of the date on which the compensation is due;

•	We fail to continue in effect any material compensation or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;

•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control;

•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement;

•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination; or

•	The executive continues, after giving us written notice of his or her objection, to be subjected to harassing or denigrating treatment in the workplace that is inconsistent with his or her position with us.

Benefits.

•	Amount payable and timing of payments — With respect to the Named Executives, we are obligated to pay or provide the following benefits, at the times indicated, if a Named Executive’s employment is terminated in accordance with any of the triggers discussed above:

•	Base salary when due through the date of termination at the rate in effect at the time the notice of termination is given, plus all other amounts to which the Named Executive is entitled under any compensation plan or practice that we have in place at the time the payments are due;

•	Within five days after the date of termination, a lump sum severance equal to the sum of:

•	Three times the Named Executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater; and

•	Three times the greater of (a) the Named Executive’s target annual bonus as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (b) the Named Executive’s annual bonus for the year immediately preceding the date of termination;

•	Immediate vesting of restricted stock grants, with the shares of stock to be distributed to the Named Executive within five days after the date of termination;

•	Immediate vesting of unvested stock options;

•	For one year following the date of termination, financial planning services of substantially the same type and scope as we were providing to the Named Executive immediately prior to the date of termination or, if more favorable to the Named Executive, immediately prior to the change in control;

•	For two years following the date of termination, outplacement services;

•	For 36 months after the date of termination, medical and dental health benefits at least equal to those to which the Named Executive would have been entitled had he or she not been terminated, with costs to be shared on the same basis as in effect on the date of the change in control, but if the Named

Executive is re-employed during that period and is eligible to receive medical and dental benefits from the new employer, our obligations are reduced to the extent comparable benefits are actually received by the Named Executive during the 36-month period following the date of termination;

•	Full and immediate vesting of accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans that we maintain for the Named Executive’s benefit, plus additional fully vested benefits in an amount equal to the benefits that would have accrued had the Named Executive continued his or her employment for three additional years following the date of termination, provided that (a) if the then-present value of all those benefits is less than $250,000, we are obligated to pay a lump sum equal to the difference between $250,000 and the then-present value of the benefits, and (b) with respect to Mr. Meier and Mr. Reynolds, the full vesting of benefits applies to the pension plan benefits without reduction for age;

•	Tax gross-up; and

•	Directors and officers liability coverage for the Named Executive for six years after the date of termination, with policy limits not less than those in effective immediately prior to the change in control.

Conditions to receipt of benefits.  Our obligation to pay the benefits described above is subject to the respective Named Executives’ signing and delivering to us a 12-month non-compete agreement, a three-year confidentiality agreement and a three-year non-solicitation agreement.

Other obligations.  If a termination occurs after a change in control and is not a result of any of the triggers described above, the Named Executive is entitled to receive base salary, when due, through the date of termination at the then current rate plus all other amounts and benefits to which the Named Executive is entitled under any compensation plan or practice that we have in place at the time the payments are due.

Compensation Committee Interlocks and Insider Participation

William A. Foley, Deborah G. Miller, Carol B. Moerdyk and Gary L. Moreau served on our Compensation Committee during 2006. None of the Compensation Committee members has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

William A. Foley, Chair
Deborah G. Miller
Carol B. Moerdyk
Gary L. Moreau

Summary Compensation Table

The following table shows the annual and long-term compensation that our Named Executives earned during the fiscal year ended December 31, 2006. Our Named Executives include our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers other than the CEO and CFO in 2006:

SUMMARY COMPENSATION TABLE FOR FISCAL 2006

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)

John F. Meier	2006	558,000	0	82,500	0	631,767	0	18,656	1,290,923
Chairman and Chief Executive Officer
Scott M. Sellick	2006	252,675	0	17,744	0	189,506	12,579	6,965	479,469
Vice President, Chief Financial Officer
Richard I. Reynolds	2006	395,184	0	44,794	0	366,928	0	12,530	819,436
Executive Vice President, Chief Operating Officer
Kenneth G. Wilkes	2006	300,315	0	22,848	0	213,734	22,022	12,863	571,782
Vice President, General Manager, International Operations
Daniel P. Ibele	2006	240,097	0	16,118	0	158,224	16,124	10,403	440,966
Vice President, General Sales Manager, North America

(1)	Represents the 2006 compensation cost that we recorded, for financial reporting purposes in accordance with FAS 123R, with respect to common stock issued in settlement of performance shares earned for 2006.

(2)	Represents annual cash incentive compensation that we paid to the Named Executives in February 2007 for performance during 2006.

(3)	Represents the sum (but not less than $0) of (a) the change in pension value under our Libbey Inc. Salaried Cash Balance Pension Plan (which we refer to as our “Salary Plan”) and our Supplemental Executive Retirement Plan (which we refer to as our “SERP”) and (b) above-market earnings on nonqualified deferred compensation under our Executive Savings Plan (which we refer to as our “ESP”) during 2006 for each of the Named Executives, as set forth in the following table:

	Change in Pension	Nonqualified Deferred
	Value	Compensation Earnings
Named Executive	($)	($)

J. Meier	(57,009)	0
S. Sellick	12,579	0
R. Reynolds	(39,897)	0
K. Wilkes	22,022	0
D. Ibele	16,124	0

We do not guaranty any particular rate of return on deferred compensation under our ESP. Rather, the rate of return depends upon the performance of the fund in which the participant’s ESP account is deemed invested. Accordingly, we do not believe earnings on nonqualified deferred compensation are above market. For more information with respect to the ESP, see “Nonqualified Deferred Compensation” below.

(4)	Includes annual company contributions to our qualified and unqualified defined contribution plans (namely, our 401(k) savings plan and ESP); the cost that we paid for tax return preparation and financial planning for the Named Executives, together with tax “gross-ups” on that cost; and our incremental cost for executive car service for personal and business trips from the Toledo, Ohio area to the Detroit/ Wayne County Metropolitan airport. For personal trips, includes the entire cost that we incurred for such transportation; for business trips, includes only the amount in excess of the amount to which the Named Executive would have been entitled to reimbursement for mileage and parking under our travel policy applicable to all employees. No single perquisite had a value in excess of $10,000. The amount of the tax “gross-up” that we paid in connection with tax return preparation and/or financial planning for each of the Named Executives is as follows:

Tax ‘‘Gross-up”
Named Executive	($)

J. Meier	287
S. Sellick	0
R. Reynolds	275
K. Wilkes	1,240
D. Ibele	1,015

Grants of Plan-Based Awards Table

The following table shows, with respect to each of the Named Executives, the range of payouts under (a) our SMIP for 2006, and (b) our January 2006 LTIP and July 2006 LTIP.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006

								Grant Date
		Estimated Future Payouts						Fair Value
		Under Non-Equity Incentive			Estimated Future Payouts Under Equity			of Stock
		Plan Awards(1)			Incentive Plan Awards			and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)

J. Meier		251,100	502,200	1,004,400
	March 31, 2006(2)				2,365	4,729	9,458	66,963
	September 27, 2006(3)				7,982	15,963	31,926	15,538
S. Sellick		67,500	135,000	270,000
	March 31, 2006(2)				509	1,017	2,034	14,401
	September 27, 2006(3)				1,717	3,433	6,866	3,343
R. Reynolds		148,194	296,388	592,776	0	0	0
	March 31, 2006(2)				1,284	2,568	5,135	36,356
	September 27, 2006(3)				4,334	8,667	17,334	8,439
K. Wilkes		79,671	159,341	318,6810	0	0	0
	March 31, 2006(2)				655	1,310	2,619	18,543
	September 27, 2006(3)				2,211	4,421	8,842	4,305
D. Ibele		52,594	105,187	210,374	0	0	0
	March 31, 2006(2)				462	924	1,848	13,084
	September 27, 2006(3)				1,560	3,120	6,240	3,034

(1)	Represents awards under the SMIP for 2006. Awards made under the SMIP are payable only in cash. For 2006, the scale for payouts with respect to the corporate component was as follows:

	Percentage of	Payout as
	Budgeted IFO	Percentage of Target
Payout Level	(%)	(%)

Threshold	95%	50%
Target	100%	100%
Maximum	115%	200%

(2)	Represents performance shares awarded under the January 2006 LTIP and subsequently allocated to the period January 1 through June 30, 2006.

(3)	Represents performance shares awarded under the July 2006 LTIP for the three performance cycles beginning July 1, 2006. The following table shows the portions of those grants that are allocable to each of the performance cycles:

No. of Performance
Named Executive Officer	Shares at Target

J. Meier
First Cycle	1,756
Second Cycle	5,268
Third Cycle	8,939
S. Sellick
First Cycle	378
Second Cycle	1,133
Third Cycle	1,922
R. Reynolds
First Cycle	953
Second Cycle	2,860
Third Cycle	4,854
K. Wilkes
First Cycle	486
Second Cycle	1,459
Third Cycle	2,476
D. Ibele
First Cycle	343
Second Cycle	1,030
Third Cycle	1,747

Outstanding Equity Awards at Fiscal Year End

The following table shows, for each of the Named Executives, (a) the number, exercise price and expiration date of stock options that are vested but have not yet been exercised and stock options that have not yet vested and (b) the number and market value of performance shares that were awarded in 2006 and were not yet earned as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
					Equity Incentive
	Number of	Number of			Plan Awards:	Equity Incentive Plan
	Securities	Securities			Number of	Awards: Market or
	Underlying	Underlying			Unearned Shares,	Payout Value of
	Unexercised	Unexercised	Option		Units or Other	Unearned Shares,
	Options	Options	Exercise	Option	Rights That Have	Units or Other Rights
	(#)	(#)	Price	Expiration	Not Vested	That Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)(3)

J. Meier	30,000	0	38.4375	06/06/08	14,207	174,888
	30,000	0	31.3750	08/25/09
	30,000	0	32.3125	09/08/10
	35,000	0	30.5500	11/14/11
	35,000	0	23.9300	11/21/12
	17,500	0	28.5300	12/16/13
	17,500	0	20.3900	12/11/14
	7,000	10,500	11.7900	12/09/15
S. Sellick	500	0	38.4375	06/06/08	3,055	36,966
	750	0	31.3750	11/26/08
	1,250	0	31.3750	08/25/09
	1,500	0	32.3125	09/08/10
	3,000	0	31.1500	02/23/11
	3,000	0	30.5500	11/14/11
	7,000	0	23.9300	11/21/12
	7,000	0	28.5300	12/16/13
	8,000	0	20.3900	12/11/14
	4,000	6,000	11.7900	12/09/15
R. Reynolds	22,000	0	38.4375	06/06/08	7,714	94,959
	22,000	0	31.3750	08/25/09
	22,000	0	32.3125	09/08/10
	27,000	0	30.5500	11/14/11
	27,000	0	23.9300	11/21/12
	13,500	0	28.5300	12/16/13
	13,500	0	20.3900	12/11/14
	5,400	8,100	11.7900	12/09/15

	Option Awards				Stock Awards
					Equity Incentive
	Number of	Number of			Plan Awards:	Equity Incentive Plan
	Securities	Securities			Number of	Awards: Market or
	Underlying	Underlying			Unearned Shares,	Payout Value of
	Unexercised	Unexercised	Option		Units or Other	Unearned Shares,
	Options	Options	Exercise	Option	Rights That Have	Units or Other Rights
	(#)	(#)	Price	Expiration	Not Vested	That Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)(3)

K. Wilkes	11,500	0	38.4375	06/06/08	3,935	48,440
	11,500	0	31.3750	08/25/09
	11,500	0	32.3125	09/08/10
	17,000	0	30.5500	11/14/11
	17,000	0	23.9300	11/21/12
	11,000	0	28.5300	12/16/13
	12,000	0	20.3900	12/11/14
	4,800	7,200	11.7900	12/09/15
D. Ibele	5,500	0	38.4375	06/06/08	2,777	34,185
	5,500	0	31.3750	08/25/09
	2,000	0	27.1250	12/17/09
	8,000	0	32.3125	09/08/10
	13,500	0	30.5500	11/14/11
	13,500	0	23.9300	11/21/12
	9,500	0	28.5300	12/16/13
	11,000	0	20.3900	12/11/14
	6,600	4,400	11.7900	12/09/15

(1)	Twenty percent of these options will vest on each of December 8, 2007, December 8, 2008 and December 8, 2009.

(2)	Represents the total number of common shares underlying performance shares that were awarded under the July 2006 LTIP and that have not been earned as of December 31, 2006. Performance shares allocable to the period July 1, 2006 through December 31, 2007 may be earned if and to the extent that we achieve EBITDA equal to at least 85% of our budgeted EBITDA for that period. If we achieve that threshold level of performance, participants in the July 2006 LTIP will earn 50% of the target number of performance shares.

(3)	Represents the aggregate market value of shares of common stock underlying unearned and unvested performance shares. We have estimated the market value by multiplying the number of shares of common stock underlying unearned and unvested performance shares by $12.31, the closing price of our common stock on the New York Stock Exchange on December 29, 2006.

Option Exercises and Stock Vested for Fiscal 2006

The following table sets forth information concerning the exercise of stock options by the Named Executives in 2006 and the number and value of shares of common stock underlying performance shares that the Named Executives earned in 2006 under the January 2006 LTIP and the July 2006 LTIP:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

J. Meier	0	0	10,815	136,913
S. Sellick	0	0	2,326	29,446
R. Reynolds	0	0	5,872	74,337
K. Wilkes	0	0	2,995	37,915
D. Ibele	0	0	2,113	26,750

(1)	Represents the sum of (a) the product of the number of performance shares earned under the January 2006 LTIP for the period January 1 through June 30, 2006, and $12.79, the closing price of our common stock on January 3, 2007, the first business day after December 31, 2006 (the date on which such shares vested) and (b) the product of the number of performance shares earned under the July 2006 LTIP for the First Cycle (July 1 through December 31, 2006), and $11.75, the closing price of our common stock on February 5, 2007, which is the date on which the Compensation Committee determined that such shares had been earned.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Libbey Inc. Salaried Cash Balance Pension Plan (which we refer to as the “Salary Plan”) and Supplemental Executive Retirement Plan (which we refer to as the “SERP”). The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest.

Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined based upon the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2008

(B) 1.212%

(C) Years of credited service up to 35 years

(D) Monthly final average earnings above Social Security Wage base at retirement

(E) 0.176%

(F) 0.5%

(G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit.

Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had at least 20 years of service as of December 31, 1997. Accordingly, they are eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Each of Mr. Meier and Mr. Reynolds also is eligible for early retirement, with an unreduced benefit, under the Salary Plan and the SERP because each of them is over the age of 55 and has more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. All of the other Named Executives would be entitled to a benefit computed only in accordance with the cash balance formula.

The following table sets forth information concerning the benefits provided to the Named Executives under the Salary Plan and the SERP as of December 31, 2006, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2006

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

J. Meier	Salary Plan	36.25	1,253,974	0
	SERP	36.25	3,751,721	0
S. Sellick	Salary Plan	9.33	62,085	0
	SERP	9.33	3,704	0
R. Reynolds	Salary Plan	36.83	1,238,895	0
	SERP	36.83	1,950,201	0
K. Wilkes	Salary Plan	13.42	124,846	0
	SERP	13.42	76,415	0
D. Ibele	Salary Plan	23.58	164,262	0
	SERP	23.58	35,078	0

(1)	Represents actual years of service to Libbey and Owens-Illinois Inc, our former parent company. We have not granted additional years of credited service to any of our executives.

(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2006, except that assumptions relating to expected retirement age are as follows. Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they can receive an unreduced benefit under the Salary Plan. All other participants are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2006

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

J. Meier	32,550	9,765	69,803	0	563,848
S. Sellick	0	0	0	0	0
R. Reynolds	9,977	4,988	42,582	0	324,879
K. Wilkes	8,273	2,364	11,327	0	93,059
D. Ibele	0	0	1,127	0	8,312

(1)	Included in column headed “All Other Compensation” in the “Summary Compensation Table” above.

(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” because earnings are not at an above-market rate.

(3)	Included in column headed “All Other Compensation” in the “Summary Compensation Table” above to the extent of the contributions that are reflected in the “Registrant Contributions in Last FY” column of this table.

The ESP is a mirror plan of our qualified 401(k) savings plan. The purpose of the plan is to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans ($220,000 for 2006), and the restrictions on excess contributions by highly compensated employees.

Under the ESP, our Named Executives and other members of senior management may elect to defer base pay (including vacation pay and holiday pay) into an account that is deemed invested in either the Barclays Global Investors S&P 500 Index Fund, which seeks to replicate the total return performance of the S&P 500 Index, or the Harbor Bond Fund, which seeks total return. The Company selected these two funds. Participants make allocation elections prior to the year in which the compensation is earned.

Participants can defer up to the maximum allowed by the qualified 401(k) plan, currently set at 50% of compensation. We provide matching contributions equal to 50% of the first six percent of eligible compensation deferred per pay period. The match is deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the ESP is not funded and, as a result, ESP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance, in cash in a lump sum, to the participant or his or her beneficiaries no later than March 31 of the year following the participant’s retirement, death, total disability or other termination of employment. However, if a distribution of the participant’s account balance were to cause Libbey to lose a federal income tax deduction for the amount of the distribution in the year of distribution pursuant to the $1,000,000 cap on tax deductible executive compensation set forth in Internal Revenue Code Section 162(m), we have the right to distribute for that year only the amount of the distribution that would not subject Libbey to that limitation on federal income tax deductions. However, we are obligated to distribute, by March 31 of the following year, any amount that is not distributed in the initial year of distribution.

ESP hardship distributions are permitted, but there are no loan provisions. All ESP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

The following tables provide information with respect to the amounts payable to each of the Named Executives under the employment and change in control agreements to which they are party:

POTENTIAL PAYMENTS UPON TERMINATION UNDER EMPLOYMENT AGREEMENTS

			Long-Term	Acceleration of		Pension
	Base	Annual Incentive	Incentive	Unvested Equity	Misc.	Plan
	Salary	Compensation	Compensation	Awards	Benefits	Benefits	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)

John F. Meier
Death	1,116,000	502,200	133,133	180,348	62,000	4,117,225	6,110,906
Permanent disability	1,674,000	502,200	133,133	180,348	38,901	4,117,225	6,645,807
Voluntary termination for Good Reason or involuntary termination without Cause	1,674,000	502,200	133,133	180,348	56,901	4,117,225	6,663,807
Involuntary termination for Cause	0	0	0	0	0	4,117,225	4,117,225
Scott M. Sellick
Death	261,900	151,605	28,633	40,086	12,000	21,517	515,741
Permanent disability	523,800	151,605	28,633	40,086	26,418	21,517	792,059
Voluntary termination for Good Reason or involuntary termination without Cause	523,800	151,605	28,633	40,086	44,418	21,517	810,059
Involuntary termination for Cause	0	0	0	0	0	21,517	21,517
Richard I. Reynolds
Death	395,184	296,388	72,284	99,171	62,000	2,185,747	3,110,774
Permanent disability	790,368	296,388	72,284	99,171	25,934	2,185,747	3,469,892
Voluntary termination for Good Reason or involuntary termination without Cause	790,368	296,388	72,284	99,171	43,934	2,185,747	3,487,892
Involuntary termination for Cause	0	0	0	0	0	2,185,747	2,185,747
Kenneth G. Wilkes
Death	315,162	165,173	36,868	52,184	62,000	107,569	738,956
Permanent disability	630,324	165,173	36,868	52,184	25,934	107,569	1,018,052
Voluntary termination for Good Reason or involuntary termination without Cause	630,324	165,173	36,868	52,194	43,934	107,569	1,036,062
Involuntary termination for Cause	0	0	0	0	0	107,569	107,569
Daniel P. Ibele
Death	249,078	120,048	26,011	36,473	12,000	79,883	523,493
Permanent disability	498,156	120,048	26,011	36,473	26,330	79,883	786,901
Voluntary termination for Good Reason or involuntary termination without Cause	498,156	120,048	26,011	36,473	44,330	79,883	804,901
Involuntary termination for Cause	0	0	0	0	0	79,883	79,883

(1)	Represents (a) in the event of termination due to death, two times 2006 base salary in the case of Mr. Meier or one times 2006 base salary in the case of the other Named Executives (in each case at the rate in effect on the date of termination), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, three times 2006 base salary in the case of Mr. Meier and two times 2006 base salary in the case of the other Named Executives (in each case at the rate in effect on the date of termination). Since termination is assumed to have occurred on December 31, 2006, we have assumed that all 2006 base salary has been paid when due. In the event of termination as a result of death, the base salary component is payable in a lump sum. In the event of termination as a result of partial disability, voluntary termination for good reason or involuntary termination without cause, the base salary component is payable as salary continuation in accordance with our pay practices, unless we elect to pay it in a lump sum.

(2)	Represents (a) in the event of termination due to death, the product of 2006 actual base salary and the applicable Named Executive’s target percentage under our SMIP program (90% in the case of Mr. Meier, 75% in the case of Mr. Reynolds, 60% in the case of Mr. Sellick, 55% in the case of Mr. Wilkes and 50% in the case of Mr. Ibele), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, the product of 2006 actual base salary and the lesser of (i) the applicable Named Executive’s target percentage under our SMIP program (see above) or (ii) the average percentage of target annual incentive compensation paid to all other executive officers. The average percentage of target annual incentive compensation paid to all executive officers for 2006 was 128%.

(3)	Represents the estimated value of shares of common stock actually issued on February 19, 2007, as payment for awards earned under the January 2006 LTIP and July 2006 LTIP for the period January 1 through December 31, 2006. We have estimated the value by multiplying the number of shares by $12.31, the closing price of our common stock on the New York Stock Exchange on December 29, 2006. As of December 31, 2006, the only form of long-term incentive compensation that had been awarded consisted of performance shares. In order to avoid duplication, the unearned performance shares for the July 1, 2006 through December 31, 2007 and July 1, 2006 through December 31, 2008 performance cycles are treated in this table as unvested restricted stock, and the estimated value of the underlying shares is included under the column headed “Acceleration of Unvested Equity Awards.”

(4)	Represents the sum of (a) the estimated value of common stock underlying performance shares for the July 1, 2006 through December 31, 2007 and July 1, 2006 through December 31, 2008 performance cycles and (b) the in-the-money/intrinsic value of unvested non-qualified stock options, in each case based upon the closing price of our common stock on the New York Stock Exchange on December 29, 2006 ($12.31 per share).

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive’s covered dependents for (i) 12 months following the date of termination if termination is a result of death or (ii) 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination if termination is a result of permanent disability, voluntary termination for good reason or involuntary termination without cause; (b) with respect only to Messrs. Meier, Reynolds and Wilkes, in the event of termination as a result of death, a $50,000 death benefit under an insurance policy purchased for their benefit in approximately 1997; (c) in the event of termination as a result of death, a death benefit under our group life insurance policy applicable to all salaried employees equal to $250,000 in the case of Messrs. Meier, Sellick, Reynolds and Wilkes and equal to $241,000 in the case of Mr. Ibele; and (d) in the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated cost of continued life insurance coverage, for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, under our group life insurance policy applicable to all salaried employees.

(6)	Represents the sum of (a) the annuity payable to each of the Named Executives under our Salary Plan, (b) the lump sum payable to each of the Named Executives under our SERP and (c) the balances in the respective Named Executives’ ESP account. Although each of the Named Executives is entitled, under our Salary Plan, to elect either a lump sum benefit or an annuity, as of December 31, 2006 our ability to pay lump sum benefits under the Salary Plan was restricted as a result of limitations imposed by Section 401 of the Internal Revenue Code upon lump-sum distributions to highly compensated employees. Absent that restriction, the lump sum amounts that would have been payable to the Named Executives under the Salary Plan were $1,343,265 — Mr. Meier, $66,550 — Mr. Sellick, $1,325,651 — Mr. Reynolds, $131,876 — Mr. Wilkes and $175,227 — Mr. Ibele. Does not include the respective Named Executives’ account balances under our 401(k) savings plan.

(7)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control.

POTENTIAL PAYMENTS UPON TERMINATION
IN CONNECTION WITH CHANGE IN CONTROL

				Acceleration
			Acceleration	of Unvested
			of Unvested	Restricted		Pension
	Base	Annual Incentive	Stock	Stock	Misc.	Plan	Tax
	Salary	Compensation	Options	Awards	Benefits	Benefits	Gross-Up	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)	($)

John F. Meier	1,674,000	1,506,600	5,460	174,888	55,934	4,931,073	1,569,099	9,917,054
Scott M. Sellick	785,700	454,815	3,120	37,607	56,418	271,517	784,416	2,393,593
Richard I. Reynolds	1,185,552	889,164	4,212	94,959	55,934	2,760,626	1,006,768	5,997,215
Kenneth G. Wilkes	945,486	495,520	3,744	48,440	55,934	450,628	749,308	2,749,060
Daniel P. Ibele	747,234	360,146	2,288	34,185	56,330	338,195	659,073	2,197,451

(1)	Represents three times base salary in effect on December 31, 2006 and is payable in a lump sum. We have assumed that all 2006 base salary has been paid when due.

(2)	Represents three times the Named Executive’s target annual incentive compensation, since no annual incentive compensation was paid for 2005. Target annual incentive compensation is a percentage of base salary actually earned during the year (as reflected by W-2 wages). For information with respect to the target percentages of the respective Named Executives, see “What compensation did Libbey’s executives receive for 2006? — Annual Incentive Compensation under SMIP.”

(3)	Represents the in-the-money/intrinsic value of unvested non-qualified stock options based upon the closing price of our stock on the New York Stock Exchange on December 29, 2006 ($12.31 per share).

(4)	Represents the estimated value of common stock underlying performance shares for the July 1, 2006 through December 31, 2007 and July 1, 2006 through December 31, 2008 performance cycles. We have estimated the value by multiplying the number of performance shares for those performance cycles by $12.31, the closing price of our stock on the New York Stock Exchange on December 29, 2006.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive and his covered dependents for 36 months following the date of termination at an assumed annual cost of $12,000; (b) the estimated cost of life insurance for the respective Named Executives at an assumed annual cost of $967 for each of Messrs. Meier, Reynolds and Wilkes, $1,209 for Mr. Sellick and $1,165 for Mr. Ibele; (c) two years of outplacement services at an assumed annual cost of $7,500; and (d) one year of financial planning services at an assumed annual cost of $3,000. We are assuming that there is no incremental cost to us to continue the Named Executive as an insured on our directors and officers liability insurance policy.

(6)	Represents the sum of (a) the annuity payable to each of the Named Executives under our Salary Plan, (b) the lump sum payable to each of the Named Executives under our SERP (including the effect of a special minimum benefit of $250,000, as contemplated by the change in control agreements) and (c) the balances in the respective Named Executives’ ESP accounts. Although each of the Named Executives is entitled, under our Salary Plan, to elect either a lump sum benefit or an annuity, as of December 31, 2006 our ability to pay lump sum benefits under the Salary Plan was restricted as a result of limitations imposed by Section 401 of the Internal Revenue Code upon lump-sum distributions to highly compensated employees. Absent that restriction, the lump sum amounts that would have been payable to the Named Executives under the Salary Plan were $1,343,265 — Mr. Meier, $66,550 — Mr. Sellick, $1,325,651 — Mr. Reynolds, $131,876 — Mr. Wilkes and $175,227 — Mr. Ibele.

Non-Management Directors’ Compensation in 2006

In 2006, our non-management directors received the following compensation:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2006

			Change in Pension
			Value and
			Nonqualified
	Fees Earned or		Deferred	All Other
	Paid in Cash	Stock Awards	Compensation	Compensation	Total
Name	($)(1)	($)(1)(2)	Earnings(3)	($)	($)

Carlos V. Duno	$51,750	$40,000	$0	$0	$91,750
William A. Foley	60,000	40,000	0	0	100,000
Peter C. McC. Howell	59,250	40,000	0	0	99,250
Deborah G. Miller	53,500	40,000	0	0	93,500
Carol B. Moerdyk	64,000	40,000	0	0	104,000
Gary L. Moreau	56,500	40,000	0	0	96,500
Terence P. Stewart(4)	40,750	40,000	0	0	80,750

(1)	Includes compensation deferred into the phantom stock subaccount or the interest-bearing subaccount pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006.

(2)	On December 1, 2006, we awarded each non-management director RSUs having a grant date fair value, pursuant to FAS 123R, of $40,000. The RSUs, which are the only equity awards that were outstanding as of December 31, 2006, vested on January 2, 2007. The number of shares of common stock issued to each non-management director upon settlement of the RSUs was determined by dividing $40,000 (the grant date fair value) by the average closing price of our common stock over a period of 60 consecutive trading days ending on December 1, 2006.

(3)	We do not maintain a pension plan for our non-management directors. Compensation deferred into the phantom stock subaccount does not earn an above-market return, as dividends accrue only if and to the extent payable to holders of our common stock. Compensation deferred into the interest-bearing subaccount does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries.

(4)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class II of the Board of Directors will expire on the date of the Annual Meeting in 2007. The members of Class II are Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds. The Board of Directors has fixed the number of directors to be elected at the 2007 Annual Meeting at three and has nominated Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds for election to Class II. Those persons who are elected directors at the 2007 Annual Meeting will hold office until their terms expire on the date of the 2010 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class III of the Board of Directors will expire on the date of the Annual Meeting in 2009 and 2008, respectively. Information regarding Messrs. Duno, Howell and Reynolds is set forth above under “Libbey Corporate Governance — Who are the current members of Libbey’s Board of Directors?”

So far as the Board has been advised, only the three persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A stockholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 2 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2007 fiscal year. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Stockholders:

A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. The Company has agreed to pay a fee of $7,000, plus expenses for out-of-pocket costs for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Stockholders:

The Company has mailed this proxy statement and a copy of its 2006 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 2006 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2006.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
April 2, 2007

LIBBEY INC.
TOLEDO, OH
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 3, 2007
2:00 P.M., LOCAL TIME

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return the Proxy Card in the Enclosed Envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

1.	Election of Directors

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees: Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds

*Exceptions

(INSTRUCTIONS: To vote your shares for all Director nominees, mark “For” box on Item 1. To withhold voting for all nominees mark “Withhold” box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)

	FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 ☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as an executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Share Owner sign here	Co-Owner sign here

LIBBEY INC.
To: JPMorgan Chase Bank, Trustee of:
- Libbey Inc. Retirement Savings Plan
- Libbey Inc. Supplemental Retirement Plan

As a participant in one or more of the above plans, I hereby direct the Trustee to vote all common shares of Libbey Inc. allocated to my account as of March 10, 2007 as indicated on the reverse side, at the annual meeting of shareholders to be held on May 3, 2007, or any adjournment thereof. If no directions are given and the signed card is returned, the Trustee will vote my allocated shares FOR the election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the independent auditors of Libbey Inc. for its fiscal year ending December 31, 2007.
The board of directors of Libbey Inc. recommends a vote FOR election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the independent auditors of Libbey Inc. for its fiscal year ending December 31, 2007.
Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope. If you do not return this card by April 30, 2007, the shares allocated to your account will be voted in the manner that the majority of the shares for which instruction cards received by the Trustee are voted.

 LIBBEY INC.
P.O. BOX 11076
NEW YORK, NY 10203-0076

(Continued, and please sign on reverse side)

LIBBEY INC.
TOLEDO, OH
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 3, 2007
2:00 P.M., LOCAL TIME

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return the Proxy Card in the Enclosed Envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

1.	Election of Directors

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees: Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds

*Exceptions

(INSTRUCTIONS: To vote your shares for all Director nominees, mark “For” box on Item 1. To withhold voting for all nominees mark “Withhold” box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)

	FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 ☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as an executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Share Owner sign here	Co-Owner sign here

LIBBEY INC.
PROXY
This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of John F. Meier, Richard I. Reynolds and Susan Allene Kovach, as proxy, with full power of substitution, to vote all shares of Common Stock of Libbey Inc. held of record by the undersigned on March 9, 2007, at the Annual Meeting of Stockholders to be held on May 3, 2007 and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. If no directions are given, the proxies will vote FOR the election of all listed director nominees and FOR the ratification to Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2007 and in the proxies’ discretion on any other matters that may properly come before the meeting.
The board of directors of Libbey Inc. recommends a Vote FOR election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2007.

Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope.

LIBBEY INC
P.O. BOX 11258
NEW YORK, NY 10203-0256

(Continued, and please sign on reverse side)